Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports First Quarter 2014 Financial Results
Monday, April 28, 2014 4:45 pm EDT

Ultra Clean achieves highest quarterly revenue results in company history.

HAYWARD, Calif., April 28, 2014 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the first quarter ended March 28, 2014.

Revenue for the first quarter of 2014 was $144.2 million, an increase of 14.2% compared to the fourth quarter of 2013 and an increase of 43.6% compared to the same period a year ago.  Semiconductor revenue was 85.2% of total revenue and revenue outside the U.S. accounted for 25.6% of total revenue for the first quarter of 2014. Gross margin for the first quarter of 2014 was 16.2%, compared to 17.1% for the previous quarter and 13.8% for the same period a year ago.

The Company recorded net income of $7.1 million, or $0.24 per share (basic and diluted) in the first quarter of 2014 compared to net income of $6.4 million, or $0.22 per share (basic and diluted), in the previous quarter and a net loss of $0.3 million, or a loss of $0.01 per share (basic and diluted), for the same period a year ago. The net income for the first quarter of 2014 includes pre-tax charges of $1.2 million for amortization costs associated with the AIT transaction. Excluding these charges the Company would have reported earnings of $0.27 per diluted share for the first quarter of 2014. The Company’s tax rate for the first quarter of 2014 was 17.3%.

Cash at the end of the first quarter of 2014 was $74.3 million, an increase of $13.9 million from the end of fiscal year 2013. Outstanding debt was $63.7 million at the end of the first quarter of 2014, an increase of $8.6 million from the end of fiscal year 2013.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer, stated: “Results for the last quarter were mixed for UCT.  We had our best revenue results ever and we exceeded our revenue guidance for the quarter. However, our gross margins for the quarter were lower than expected when we compare this quarter to what we achieved in the previous quarter.  As I have mentioned previously, one of our goals has been to achieve gross margins in the 15-18% range, and I am pleased that we continue to operate within this range.”

Commenting on Ultra Clean’s corporate guidance, Granger noted: “We expect revenue for the second quarter of 2014 to range between $128 million to $133 million, with diluted earnings per share in the range of $0.15 to $0.18. Excluding amortization costs associated with the merger with AIT we expect diluted earnings per share to be in the range of $0.18 to $0.21. We are forecasting a tax rate of 20% for the second quarter of 2014.”

Ultra Clean will conduct a conference call today, Monday, April 28, 2014, beginning at 1:45 p.m. PDT.  The call-in number is (888) 561-5097 (domestic) and (706) 679-7569 (international).  A replay of the conference will be available for fourteen days following the call at (855) 859-2056 (domestic) and (404) 537-3406 (international). The confirmation number for live broadcast and replay is 23792401 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts,"  and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to second quarter 2014 revenue and earnings per share and our forecasted tax rate for the second quarter of fiscal 2014. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 27, 2013 as filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Income
(Unaudited; in thousands, except per share data)

	For the three months ended
	March 28, 2014	March 29, 2013

Sales	$144,224	$100,464

Cost of goods sold	120,913	86,641

Gross profit	23,311	13,823

Operating expenses:
Research and development	1,767	1,257
Sales and marketing	2,661	2,319
General and administrative	9,722	9,626

Total operating expenses	14,150	13,202

Income from operations	9,161	621

Interest and other income (expense), net	(629)	(957)

Income (loss) before income taxes	8,532	(336)

Income tax provision (benefit)	1,476	(25)

Net income (loss)	$7,056	$(311)

Net income (loss) per share:
Basic	$0.24	$(0.01)
Diluted	$0.24	$(0.01)

Shares used in computing net income (loss) per share:
Basic	28,877	27,978
Diluted	29,918	27,978

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	March 28, 2014	December 27, 2013
ASSETS
Current assets:
Cash and cash equivalents	$74,289	$60,415
Accounts receivable	72,197	67,450
Inventory	67,461	63,942
Other current assets	8,783	8,652
Total current assets	222,730	200,459

Equipment and leasehold improvements, net	8,167	8,534
Goodwill	55,918	55,918
Purchased intangibles, net	20,487	21,708
Other non-current assets	5,633	5,924
Total assets	$312,935	$292,543

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings	$48,825	$37,705
Accounts payable	55,381	53,962
Other current liabilities	8,914	8,377
Total current liabilities	113,120	100,044
Bank debt and other long-term liabilities	18,008	20,570
Total liabilities	131,128	120,614

Stockholders' equity:
Common stock	147,392	144,568
Retained Earnings	34,415	27,361
Total stockholders' equity	181,807	171,929
Total liabilities and stockholders' equity	$312,935	$292,543